Exhibit 3.1

AMENDED AND RESTATED CHARTER
OF
THOMAS & BETTS CORPORATION

The undersigned corporation, pursuant to Section 48-20-107 of the Tennessee Business Corporation Act (the “Act”), adopts the following Amended and Restated Charter (this “Charter”):

1.           Name.  The name of the corporation is Thomas & Betts Corporation (the “Corporation”).

2.           Authorized Shares.  The Corporation shall have authority, acting by its board of directors, to issue not more than One Thousand (1,000) shares of common stock, $0.01 par value (“Common Stock”).  All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be non-assessable.  Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

3.           Registered Office and Registered Agent.  The address of the registered office of the Corporation in Tennessee is 800 S. Gay Street, Suite 2021, Knoxville, Knox County, Tennessee 37929.  The Corporation’s registered agent at the registered office is CT Corporation System.

4.           Incorporators.  The name and address of the original incorporators of the Corporation are T. Kevin Dunnigan and Clyde R. Moore, 1555 Lynnfield Street, Memphis, Tennessee 38119.

5.           Principal Office.  The address of the principal office of the Corporation is 8155 T&B Boulevard, Memphis, Tennessee 38125.

6.           Corporation for Profit.  The Corporation is for profit.

7.           Limitation on Directors’ Liability.  No person who is or was a director of the Corporation, or such person’s heirs, executors or administrators, shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Act.   Any repeal or modification of the provisions of this Section 7, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.  If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

8.           Indemnification.  The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”).  The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.  To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, both as to action in his or her official capacity and as to action in another capacity while holding such office.  Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; or (2) if a judgment or other final adjudication adverse to the indemnitee establishes his or her liability for (i) any breach of the duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-304 of the Act.

This Amended and Restated Charter was duly adopted by the Board of Directors on January 29, 2012 and by the shareholders of the Corporation on May 2, 2012.